Exhibit g.1.k

AMENDMENT TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) dated December 1, 2020 (“Effective Date”) is by and among Virtus Alternative Solutions Trust, Virtus Asset Trust, Virtus Equity Trust, Virtus Opportunities Trust, Virtus Retirement Trust, Virtus Variable Insurance Trust and VATS Offshore Fund, Ltd. (each, the “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Virtus Alternative Solutions Trust entered into a Custody Agreement dated as of March 21, 2014, as amended (the “Agreement”) relating to BNY Mellon’s provision of custody services. A Joinder Agreement and Amendments to Custody Agreement were entered into among the parties on September 5, 2017, December 1, 2018, March 8, 2019, May 22, 2019, September 1, 2019, November 18, 2019 and August 27, 2020 for the purpose of amending the Agreement and/or adding or removing certain Funds.

B.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 10.2(a) of the Agreement shall be amended and restated in its entirety as follows: This Agreement shall continue through December 1, 2024 (the “Initial Term”).

2.	Section 10.2(b) of the Agreement shall be amended and restated in its entirety as follows: Upon the termination of the Initial Term, this Agreement shall automatically renew for successive terms of two (2) years each (each a “Renewal Term”), unless the Fund has given written notice to Custodian of its intent not to renew and such notice has been received by Custodian not less than sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term or Custodian has given written notice to the Fund of its intent not to renew and such notice has been received by the Fund not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term.

3.	Section 10.2(d) of the Agreement shall be amended and restated in its entirety as follows: If the Fund or Custodian with respect to the Fund is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party even during the Initial Term or a Renewal Term. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For the avoidance of doubt, a material failure by Custodian to perform its duties and obligations hereunder with respect to the Fund in accordance with the Service Level Agreement between the parties shall constitute a material failure to perform its duties and obligations hereunder by Custodian with respect to the Fund.

4.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above).

5.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to items described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

(e)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

VIRTUS ALTERNATIVE SOLUTIONS TRUST
VATS OFFSHORE FUND LTD.
VIRTUS ASSET TRUST
VIRTUS EQUITY TRUST
VIRTUS OPPORTUNITIES TRUST
VIRTUS RETIREMENT TRUST
VIRTUS VARIABLE INSURANCE TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	EVP, CFO and Treasurer

Address for Notices:

[Applicable Fund(s)]

One Financial Plaza

Hartford, Connecticut 06103

Attention:    Suneeta Krishnan

With a copy to:

Virtus Fund Services, LLC

One Financial Plaza

Hartford, Connecticut 06103

Attention:    Counsel

THE BANK OF NEW YORK MELLON

By:	/s/ Donald Brophy
Name:	Donald Brophy
Title:	Vice President

Address for Notices:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention:    General Counsel